NEWS RELEASE

ICF International Reports Third Quarter 2012 Results

•	Total Revenue Increased 9 Percent
•	Operating Income Up 5 Percent; EBITDA Up 11 Percent
•	Net Income Increased 3 Percent to $9.6 Million; Diluted EPS Was $0.48
•	Contract Awards Totaled $360 Million; Book-to-Bill Ratio Was 1.51
•	Cash Flow From Operations Was $67 Million for First Nine Months of 2012

FAIRFAX, Va. (November 2, 2012)—ICF International, Inc. (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, reported results for the third quarter ended September 30, 2012.

First Nine Months 2012 Results

For the third quarter, revenue was $237.9 million, an 8.8 percent increase over the $218.7 million reported in the 2011 third quarter. Service revenue, total revenue less subcontractor and other direct costs, increased 12.4 percent to $176.2 million. EBITDA increased 10.6 percent to $23.2 million from $21 million, and EBITDA margin was 9.8 percent, up from 9.6 percent in the 2011 third quarter. Operating income, which included $1.1 million in higher amortization expenses related to recent acquisitions, was $16.9 million, an increase of 4.8 percent over the $16.1 million reported in last year’s third quarter. Net income was $9.6 million, or $0.48 per diluted share, compared to net income of $9.3 million, or $0.47 per diluted share, earned in the comparable 2011 period.

For the first nine months of 2012, revenue was $705.2 million, a 12.5 percent increase over the $626.8 million reported in the same period in 2011. Service revenue increased 14.9 percent to $532.6 million. EBITDA increased 14.9 percent to $69.2 million, and EBITDA margin was 9.8 percent, up from 9.6 percent in the first nine months of 2011. Operating income increased 13.6 percent to $51.2 million, net income was up 10.9 percent to $28.9 million, and earnings per diluted share were $1.44 compared to $1.31 for the first nine months of 2011.

Commenting on ICF’s third quarter results, Chairman and Chief Executive Officer Sudhakar Kesavan said, “As expected, revenue growth continued to be driven by substantial increases in business with our commercial and non-U.S. government clients, which in the aggregate accounted for 29 percent of total revenues, up from 24 percent in last year’s third quarter. This strong performance more than offset the continued headwinds in business with the U.S. Federal Government. Organic revenue growth1 rates in 2012 have been affected in both the third quarter and first nine months of 2012 by a reduction as a percentage of revenue in subcontractor and other direct costs. As a result, reported organic growth for the third quarter was negative 1.7 percent. Organic growth for the first nine months of 2012 is a positive 1.9 percent.”

[1]	Organic revenue excludes revenue from acquisitions closed during the previous four quarters.

“We continued to achieve growth across all of our major markets in the third quarter. Energy, Environment, & Infrastructure increased 4.6 percent; Health, Social Programs, & Consumer/Financial increased 15.2 percent; and Public Safety & Defense increased 2.9 percent. In addition, business awards this quarter included a number of important strategic wins and a high percentage of new contracts versus re-competes with government and commercial clients,” Mr. Kesavan noted.

“EBITDA continued to increase at a faster pace than revenues, even during this period of seasonally higher bid and proposal activity and increased investments in commercial business developments. This is a result of productivity improvements throughout the organization as we have realigned resources to address changing business trends,” Mr. Kesavan noted.

Commercial Business Third Quarter Highlights

Commercial business revenues increased 20.4 percent in the 2012 third quarter to $60.6 million and represented 25 percent of total revenue, up from 23 percent in last year’s third quarter. Commercial business growth was driven by the acquisition of Ironworks Consulting, L.L.C., in December 2011; increases in aviation consulting work; and increases in the domestic energy efficiency business, which rose 9.3 percent over the prior year and accounted for more than 35 percent of total commercial revenues.

Commercial sales awards were $48.6 million for the 2012 third quarter and $223.9 million for the first nine months of 2012, or 28.1 percent of total year-to-date sales.

Key Commercial Sales Highlights for the Third Quarter

ICF was awarded more than 350 commercial projects globally in the third quarter, primarily in the areas of energy efficiency program management; aviation industry projects; interactive data applications for commercial health clients, nonprofits, retail, and financial firms; power market assessments; transportation studies; and environmental management, especially of infrastructure projects. Among the most significant wins were:

•	A $7.5 million expansion in scope for an existing residential energy efficiency program for a large utility

•	Two aviation projects valued at a total of more than $5 million, including a market assessment for a global financial institution and commercial planning for a large airport

•	A strategic communications campaign for a major U.S. charitable organization valued at $2.1 million

•	A $1.7 million contract to continue cybersecurity applications support for a national association

•	A $1.5 million contract to continue interactive data application development and support at a major U.S. financial institution

In addition, we anticipate two other large energy efficiency wins, which are in contract negotiation and will be announced in the fourth quarter.

Government Business Third Quarter Highlights

•

U.S. Federal Government revenues increased 0.3 percent in the 2012 third quarter to $143.7 million. Growth was primarily in the health, social programs, and consumer/financial market. Federal government business represented 61 percent of total revenues compared to 66 percent in last year’s third quarter.

•

U.S. state and local government revenues increased 10.4 percent and accounted for 10 percent of total revenue, reflecting the continued strength of our infrastructure management services, specifically in the Western states.

•

Non-U.S. government revenues more than tripled to $9.1 million from $2.9 million in last year’s third quarter, primarily because of the acquisition of GHK Holdings Limited, a London-based advisory firm, which was acquired in February 2012.

Key Government Contracts Won in the Third Quarter

•

Health Informatics: A $45 million task order award under the National Institutes of Health (NIH) government-wide Chief Information Officer—Solutions and Partners 3 contract. Under this contract, ICF will continue to provide support for biomedical, health, and disaster information management services for multiple NIH Institutes and Centers.

•

Environment: A multiple-award Indefinite Delivery Indefinite Quantity contract with a ceiling of $22.3 million by the U.S. Environmental Protection Agency to provide technical and analytical support services for the Office of Brownfields and Land Revitalization.

•

Homeland Security: A contract valued at up to $18.1 million by U.S. Department of Homeland Security, Office of Intelligence and Analysis to help sustain and improve the integrated national network of state and major urban area Fusion Centers. These centers enable sharing of intelligence information between federal-level agencies and state and local governments and organizations.

•	Public Health: A $15 million contract by the National Eye Institute to continue to provide marketing and communication services to the National Eye Health Education Program.

•

Education: A $12.1 million grant by the U.S. Department of Education to operate the Appalachia Regional Comprehensive Center (ARCC). One of 15 regional centers, the ARCC will enhance the capacity of departments of education in four states in the region to help their districts and schools meet student achievement goals, close achievement gaps, and improve instructional quality.

•

Strategic Communications: A $5 million contract by the U.S. Department of Health and Human Services (HHS) to continue work assisting HHS and its regional offices in conducting sexually transmitted infection and HIV/AIDS prevention outreach and education throughout the 10 HHS regions.

Backlog and New Business Awards

Backlog was $1.6 billion at the end of the 2012 third quarter. Funded backlog was $766 million, or 48 percent of the total.

The total value of contracts awarded in the third quarter of 2012 was $360 million and $796 million for the first nine months of 2012, resulting in a third quarter book-to-bill ratio of 1.51 and a year-to-date book-to-bill ratio of 1.13.

Summary and Outlook

“ICF continues to post solid results in the face of softness in the federal government arena thanks to our commercial business, our ability to leverage key subject matter expertise across a broad client universe, and our strategic approach to making and building upon acquisitions. We believe that these differentiators will continue to result in performance that exceeds the industry average,” Mr. Kesavan said.

“For full year 2012, we have narrowed our revenue guidance range to $930 million to $945 million, representing year-over-year growth of 11.5 percent at the midpoint, and we narrowed our earnings per diluted share guidance range to $1.90 to $1.95, equivalent to 10 percent year-over-year growth at the midpoint. Cash flow from operations has been very strong, reaching $67 million for the first nine months of 2012. Based on these results, we are increasing our guidance for cash flow from operations for full year 2012 from more than $60 million to more than $75 million,” Mr. Kesavan noted.

“For the fourth quarter of 2012, revenues are expected to range from $225 million to $240 million, and diluted earnings per share are expected to range from $0.46 to $0.51.”

Expectations for diluted earnings per share are based upon an effective tax rate of approximately 40 percent for both full year 2012 and the fourth quarter and 20 million weighted average shares outstanding for the full year and 19.7 million for the fourth quarter.

“With our strong year-to-date bookings, ICF is well positioned for future growth. Based on our current visibility and portfolio, we expect to enter 2013 with a funded backlog similar to levels at the beginning of 2012. Additionally, we expect the positive momentum in our energy efficiency, aviation consulting, and digital interactive businesses to continue in 2013, resulting in another year of strong growth in our commercial business,” Mr. Kesavan concluded.

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and infrastructure; health, social programs, and consumer/financial; and public safety and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,500 employees serve these clients from more than 50 offices worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

SOURCE: ICF International

Contacts:

Douglas Beck, ICF International, 1.703.934.3820

Lynn Morgen / Betsy Brod, MBS Value Partners, 1.212.750.5800

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share amounts)

	September 30, 2012	December 31, 2011
	(Unaudited)
Current Assets:
Cash	$6,062	$4,097
Contract receivables, net	205,636	209,426
Prepaid expenses and other	8,053	7,948
Income tax receivable	1,813	1,155
Deferred income taxes	4,478	7,963

Total current assets	226,042	230,589

Total property and equipment, net	27,878	21,067
Other assets:
Goodwill	409,979	401,134
Other intangible assets, net	24,788	33,740
Restricted cash	1,822	1,208
Other assets	9,097	6,877

Total Assets	$699,606	$694,615

Current Liabilities:
Accounts payable	$42,520	$38,685
Accrued salaries and benefits	46,446	46,215
Accrued expenses	32,269	29,252
Deferred revenue	18,843	20,180

Total current liabilities	140,078	134,332

Long-term liabilities:
Long-term debt	115,000	145,000
Deferred rent	9,811	7,223
Deferred income taxes	8,628	9,247
Other	9,566	5,785

Total Liabilities	283,083	301,587
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, par value $.001 per share; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 20,156,573 and 19,887,459 shares issued; and 19,528,019 and 19,792,499 shares outstanding as of September 30, 2012, and December 31, 2011, respectively	20	20
Additional paid-in capital	234,752	227,577
Retained earnings	197,358	168,502
Treasury stock	(14,267)	(2,266)
Accumulated other comprehensive loss	(1,340)	(805)

Total Stockholders’ Equity	416,523	393,028

Total Liabilities and Stockholders’ Equity	$699,606	$694,615

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Gross Revenue	$237,864	$218,691	$705,154	$626,828
Direct Costs	148,267	137,343	436,316	389,086
Operating costs and expenses:
Indirect and selling expenses	66,356	60,336	199,613	177,483
Depreciation and amortization	2,886	2,544	7,501	8,083
Amortization of intangible assets	3,480	2,369	10,530	7,105

Total operating costs and expenses	72,722	65,249	217,644	192,671

Operating Income	16,875	16,099	51,194	45,071
Interest expense	(804)	(539)	(2,722)	(1,732)
Other income (expense)	(116)	(5)	(379)	35

Income before income taxes	15,955	15,555	48,093	43,374
Provision for income taxes	6,382	6,221	19,237	17,351

Net income	$9,573	$9,334	$28,856	$26,023

Earnings per Share:
Basic	$0.49	$0.47	$1.46	$1.32

Diluted	$0.48	$0.47	$1.44	$1.31

Weighted-average Shares:
Basic	19,610	19,728	19,717	19,666

Diluted	19,770	19,860	20,004	19,888

Other comprehensive income:
Foreign currency translation adjustments	84	(211)	(535)	(11)

Comprehensive income	$9,657	$9,123	$28,321	$26,012

Reconciliation of Service Revenue
Revenue	$237,864	$218,691	$705,154	$626,828
Subcontractor and Other Direct Costs*	61,634	61,861	172,589	163,145

Service Revenue	$176,230	$156,830	$532,565	$463,683

Reconciliation of EBITDA
Operating Income	$16,875	$16,099	$51,194	$45,071
Depreciation and amortization	6,366	4,913	18,031	15,188

EBITDA	23,241	21,012	69,225	60,259
Acquisition-related expenses**	51	—	676	—

Adjusted EBITDA	$23,292	$21,012	$69,901	$60,259

*	Subcontractor and Other Direct Costs exclude Direct Labor and Fringe.
**	Acquisition-related expenses include expenses related to closed acquisitions.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended September 30,
	2012	2011
	(Unaudited)
Cash flows from operating activities
Net income	$28,856	$26,023
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	2,915	(2,525)
(Gain) loss on disposal of fixed assets	102	(13)
Non-cash equity compensation	6,419	4,786
Depreciation and amortization	18,031	15,188
Deferred rent	2,745	1,809
Changes in operating assets and liabilities, net of the effect of acquisitions:
Contract receivables, net	13,045	(8,537)
Prepaid expenses and other assets	(765)	(1,745)
Accounts payable	462	2,718
Accrued salaries and benefits	(115)	3,086
Accrued expenses	2,930	2,023
Deferred revenue	(6,151)	852
Income tax receivable and payable	(910)	118
Restricted cash	(614)	1,628
Other liabilities	(95)	1,395

Net cash provided by operating activities	66,855	46,806

Cash flows from investing activities
Capital expenditures	(10,404)	(6,889)
Capitalized software development costs	—	(28)
Payments for business acquisitions, net of cash received	(10,749)	(6,220)

Net cash used in investing activities	(21,153)	(13,137)

Cash flows from financing activities
Advances from working capital facilities	150,516	104,469
Payments on working capital facilities	(180,516)	(139,469)
Debt issue costs	(1,957)	—
Proceeds from exercise of options	67	447
Tax benefits of stock option exercises and award vesting	649	815
Net payments for stockholder issuances and buybacks	(11,961)	(1,211)

Net cash used in financing activities	(43,202)	(34,949)
Effect of exchange rate on cash	(535)	(11)

Increase (decrease) in cash	1,965	(1,291)
Cash, beginning of period	4,097	3,301

Cash, end of period	$6,062	$2,010

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,593	$1,694

Income taxes	$16,706	$19,174

ICF International, Inc. and Subsidiaries

Supplemental Schedule

Revenue by market

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Energy, environment, and infrastructure	41%	43%	41%	42%
Health, social programs, and consumer/financial	45%	42%	45%	42%
Public safety and defense	14%	15%	14%	16%

Total	100%	100%	100%	100%

Revenue by client
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
U.S. federal government	61%	66%	61%	67%
U.S. state and local government	10%	10%	10%	10%
Non-U.S. Government	4%	1%	3%	1%

Government	75%	77%	74%	78%
Commercial	25%	23%	26%	22%

Total	100%	100%	100%	100%

Revenue by contract
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Time-and-materials	48%	48%	49%	50%
Fixed-price	30%	28%	29%	27%
Cost-based	22%	24%	22%	23%

Total	100%	100%	100%	100%